SPECIMEN
CONTRACTHOLDER:       Massachusetts Fidelity Trust Company, Custodian

STATE OF DELIVERY	CONTRACT DATE	CONTRACT NO.

Iowa	November 1, 2010	TN069390
Signed at 440 Mamaroneck Avenue, Harrison, New York 10528
Transamerica Financial Life Insurance Company (hereinafter referred to as TFLIC) will pay the benefits provided in this Contract, subject to the provisions on this and the following pages of this Contract.
This Contract is governed by the laws of the State or Province of Delivery.
The provisions of this Contract are set forth in the following order:

Article 1.	Definitions
Article 2.	Contributions
Article 3.	Charges
Article 4.	Operation of the Pooled Account
Article 5.	Guaranteed Lifetime Withdrawal Benefit
Article 6.	Withdrawals and Transfers
Article 7.	Administration
Article 8.	Annuities
Article 9.	Death Benefits
Article 10.	Suspension and Termination
Article 11.	Beneficiary Provisions and Joint Coverage
Article 12.	Modification of Contract
Article 13.	General Provisions
ALL VALUES PROVIDED BY THIS CONTRACT, WHERE BASED ON THE EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

Peter G. Kunkel, President	Countersignature	Craig D. Vermie, Secretary

Non-Participating IRA Group Variable Annuity Contract
PSPLIRATFLIC

Article 1. DEFINITIONS
For purposes of this Contract, the following definitions shall apply:
1.1	“1940 Act”

The Investment Company Act of 1940, as amended.

1.2	“Account Value”

The total value of an Account, equal to the sum of the values of the investment in a Variable Investment Option.

1.3	“Accumulation Period”

The Accumulation Period for each Participant is the period during which the Participant may make Contributions into the Participant’s Account.

1.4	“Age”

The age of a Participant is determined as of the Participant’s last birthday.

1.5	“Annual Period”

Each Annual Period for purposes of withdrawal of the Guaranteed Income Amount runs from the date of the Participant’s birthday to the last Business Day immediately preceding the Participant’s next birthday.

1.6	“Annual Step-Up”

The date that the Participant’s Income Base is increased to the Participant’s Account Value if the Account Value is greater than the Income Base. This occurs as of the Participant’s birthday each year or, if that day is not a Business Day, then the next Business Day immediately after the Participant’s birthday.

1.7	“Annuitant”

An individual (a Participant or Participant’s beneficiary) for whom an annuity has been purchased from TFLIC.

1.8	“Annuity Purchase Date”

The date as of which an annuity has been purchased on behalf of an Annuitant.

1.9	“Beneficiary”

The person(s) or entity that a Participant selects to receive the Death Benefit.

1.10	“Business Day”

A day on which the New York Stock Exchange is open for business. A Business Day ends as of the close of regular trading on the New York Stock Exchange (generally 4:00 p.m. Eastern Time). A Business Day may close earlier than 4:00 p.m. Eastern Time if regular trading on the New York Stock Exchange closes earlier.

1.11	“Code”

The Internal Revenue Code of 1986, as amended from time to time.

1.12	“Contract”

This agreement between TFLIC and the Contractholder.

1.13	“Contractholder”

The entity to which TFLIC has issued this Contract.

1.14	“Contract Year”

A period of time beginning on the Contract Date (as stated on the cover page) and ending on December 31, 2010, and thereafter each subsequent 12 month period measured from January 1st.

1.15	“Contributions”

The amounts contributed to the SPL by Participants subject to the applicable IRA provisions.

1.16	“Excess Withdrawal”

A withdrawal that reduces the Participant’s Income Base. Prior to the Lock-In Date, all withdrawals are Excess Withdrawals. After the Lock-In Date, a withdrawal in excess of the Guaranteed Income Amount for an Annual Period will constitute an Excess Withdrawal, subject to the exception provided in Section 6.2.

1.17	“Guaranteed Income Amount”

An amount that a Participant may withdraw each Annual Period for the Participant’s life (or if the Participant has elected joint coverage, for the lives of the Participant and the Participant’s spouse) without reducing the Income Base. The Guaranteed Income Amount equals a Participant’s Guaranteed Income Rate multiplied by the Income Base, and will be adjusted to reflect subsequent Contributions, an Income Base Adjustment due to an Excess Withdrawal, and changes in the Income Base as of the Annual Step-Up.

1.18	“Guaranteed Income Rate”

The percentage of the Income Base used to determine the Guaranteed Income Amount for an Annual Period. The Guaranteed Income Rate is determined under Section 5.4 based upon the age of the Participant as of the Lock-In Date, or based upon the age of the younger of the Participant or the Participant’s spouse, if joint coverage is elected on the Lock-In Date.

1.19	“Income Base”

A Participant’s Income Base is initially equal to the Participant’s Plan Income Base, and is subsequently adjusted for (i) additional Contributions, (ii) Income Base Adjustments caused by withdrawals and transfers out of the Account that constitute Excess Withdrawals, and (iii) any Annual Step-Ups.

1.20	“Income Base Adjustment”

The amount by which the Income Base is reduced with respect to an Excess Withdrawal as provided in Section 5.7.

1.21	“Incremental Contribution”

A Contribution that exceeds any outstanding Excess Withdrawal(s) at the time of Contribution.

1.22	“IRA”

The Code Section 408(b) Traditional IRA and/or the Code Section 408A Roth IRA.

1.23.	“Lock-In Date”

The Business Day that a Participant elects (or has elected) to lock in the Guaranteed Income Amount under this Contract or under the SPL Plan Interest, as applicable.

1.24	“Maturity Date”

The Participant’s 105th birthday, or such earlier Maturity Date as required under applicable law.

1.25	“Participant”

An individual who is participating under the IRA and for whom a Participant Account is being maintained under this Contract.

1.26	“Participant Account”

The account maintained by TFLIC under the Contract for each Participant with respect to funds held on his or her behalf and which reflects the total value of the Participant’s interest in a Variable Investment Option.

1.27	“Plan Income Base”

The income base (or that portion thereof reasonably attributable to Roth and pre-tax contributions, as applicable, made to the Participant’s SPL Plan Interest) established under the Participant’s SPL Plan Interest as of the close of business on the date of the transfer of funds for the Rollover Contribution.

1.28	“Rollover Contribution”

A Contribution consisting of an eligible rollover distribution of all or any portion of the balance of the Participant’s interest in an eligible retirement plan.

1.29	“SEC”

The United States Securities and Exchange Commission.

1.30	“Secure Path for Life (“SPL”)

Pooled Account No. 44, a separate investment account established by TFLIC in accordance with New York law for the investment of amounts allocated to it under this and other group contracts issued by TFLIC and which is registered with the SEC as a unit investment trust under the 1940 Act.

1.31	“SPL Plan Interest”

A Participant’s interest in SPL held in an eligible retirement plan.

1.32	“Target Date Funds”

The Vanguard Target Retirement Funds, which are registered mutual funds made available by the Vanguard Group.

1.33	“Underlying Funds”

The registered mutual funds that are purchased by the Variable Investment Options pursuant to the terms of the Contract, including the Target Date Funds.

1.34	“Unit”

The measure by which the value of the Participant’s interest in a Variable Investment Option is determined. The value of a Unit may increase or decrease and is not guaranteed.

1.35	“Variable Investment Option”

A subaccount of Pooled Account No. 44 which invests in the applicable corresponding Underlying Fund.

Article 2. CONTRIBUTIONS
2.1. Contributions
The Participant may make Contributions to the SPL under this Contract in accordance with the provisions of the applicable IRA and this Contract, subject to a minimum contribution amount of $2,000 (applied at the time of each Contribution). An initial Contribution may only be funded from a Rollover Contribution of a Participant’s SPL Plan Interest.
2.2. Age Restrictions
An initial Contribution may not be made by a Participant unless such Participant is at least age 50 and is not older than age 75 as of the date of the initial Contribution. For purposes of this restriction, the determination of the age at initial Contribution may be satisfied if the Participant met the foregoing age restrictions at the time of the Participant’s initial Contribution to the SPL Plan Interest.
2.3. Allocation of Contributions
Upon receipt by TFLIC of necessary allocation information, Contributions which are received by TFLIC for a Participant will be allocated to the applicable Variable Investment Option under the terms of the applicable IRA and this Contract. Upon electing to invest in the SPL, Participant Contributions shall be invested in the applicable Variable Investment Option listed on Appendix A according to the Participant’s birth year. Each Variable Investment Option in turn invests in the Underlying Fund listed on Appendix A. A Participant may not select another Variable Investment Option available under the Contract, and cannot transfer to another Variable Investment Option.
2.4. Minimum Contribution after Lock-In Date
After a Participant elects a Lock-In Date pursuant to Article 5, a Participant may make additional Contributions to the Participant’s Account, subject to a minimum Contribution of $2,000.
2.5. Grace Period
A 31 day grace period from the due date of any deposits or payments required under this Contract will be granted, except for any expense charges due on the Date of Transfer.

Article 3. Charges
3.1. Guaranteed Income Benefit Charge
A Guaranteed Income Benefit Charge of 0.90% is currently charged daily against the assets allocated to the Variable Investment Options. The Guaranteed Income Benefit Charge relates to the guaranteed lifetime withdrawal benefit provided under the Contract. TFLIC reserves the right, by giving the Contractholder 90 days advance written notice, to increase the Guaranteed Income Benefit Charge at any time at its sole discretion. The Guaranteed Income Benefit Charge may not be changed more frequently than once in a calendar year, nor will the Guaranteed Income Benefit Charge exceed 1.40% on an annual basis unless otherwise approved by the New York Insurance Department and if applicable, the SEC.
3.2. Mortality and Expense Risk and Administrative Fees.
A combined Mortality and Expense Risk and Administrative Fee of 0.55% is charged daily against the assets allocated to the Variable Investment Options.
3.3. Underlying Fund Expenses.
Variable Investment Options invest in corresponding Underlying Funds. Those Underlying Funds charge fees that are in addition to the fees and charges under this Contract. Accordingly, the Variable Investment Options of the SPL incur these expenses as they invest in the Underlying Funds. These fees affect the market value of the Variable Investment Options, but are not charges directly imposed under this Contract.
3.4 Contract Charge.
TFLIC reserves the right to deduct an annual contract charge not to exceed $50.00 from a Participant’s Account to reimburse TFLIC for administrative expenses.
3.5. Additional Services.
In the event TFLIC provides services at the request of the Contractholder not specifically provided for in this Contract, the charge for such service(s) and the payment due date will be determined by written agreement between TFLIC and the Contractholder before these charges are incurred.
3.6. Third Party Charges.
In the event TFLIC incurs third party charges on behalf of or at the request of the Participant, these charges will be deducted directly from such Participant’s Account. These charges may include but are not limited to (a) charges for checks returned for insufficient funds or (b) charges for overnight delivery requested by the Participant.

Article 4. Operation of Pooled Account No 44
4.1. General.
All amounts allocated to the SPL are owned by TFLIC and although the assets therein are the property of TFLIC, all rights of the Contractholder and the Participant in such assets are as defined in this Contract. Income, gains and losses whether or not realized from assets allocated to the SPL shall be credited or charged against the SPL without regard to other income, gains or losses of TFLIC. The assets in the SPL may not be charged with liabilities which arise from any other business of TFLIC.
4.2. Variable Investment Options.
Each Variable Investment Option of the SPL, pursuant to its fundamental investment objective and its investment policies, will invest all of its investable assets in the Underlying Funds. TFLIC may, at its sole discretion, establish new Variable Investment Options of the SPL or eliminate one or more such Variable Investment Options if marketing needs, tax considerations or investment conditions warrant. Without limiting the foregoing, TFLIC may establish new Variable Investment Options in the event that new Vanguard Target Retirement Funds are established, and may establish an appropriate age range for Participants to be assigned to such new Variable Investment Option pursuant to this Contract. Any new Variable Investment Options may be made available to existing Contractholders on a basis to be determined by TFLIC. TFLIC has the right to amend Appendix A by providing written notice to the Contractholder to reflect changes made pursuant to this Section 4.2.
4.3. Valuation.
The value of a Unit on a Business Day for each Variable Investment Option of the SPL equals the net asset of value of the Variable Investment Option, minus liabilities, if any, accrued on that Business Day, divided by the total number of Units outstanding in that Variable Investment Option on such Business Day.

Article 5. Guaranteed Lifetime Withdrawal Benefit
5.1. Withdrawals of Guaranteed Income Amount.
TFLIC guarantees that a Participant may take withdrawals each Annual Period starting at the Lock-In Date until the Participant’s death, in an amount equal to the Guaranteed Income Amount. If the Participant elects joint coverage as described in Section 5.9, then TFLIC guarantees that a Participant may take withdrawals each Annual Period starting at the Lock-In Date until the later of the death of the Participant or the Participant’s spouse.
5.2. Withdrawals of Guaranteed Income Amount when the Account Value Equals Zero.
TFLIC will make one or more payments each Annual Period from its general account that in the aggregate will equal the Guaranteed Income Amount if the Participant’s Account Value has been reduced to zero, and the Participant’s Guaranteed Income Amount is greater than zero on or after the Lock-In Date.
5.3. Calculation of Guaranteed Income Amount.
If a Participant had not elected a Lock-In Date prior to making a Rollover Contribution to this Contract, the Participant’s Guaranteed Income Amount equals zero until a Lock-In Date is elected. After a Lock-In Date has been elected (either prior to or after the Rollover Contribution), the Guaranteed Income Amount on any Business Day equals the Income Base multiplied by the Guaranteed Income Rate in effect as of the close of that Business Day.
5.4. Calculation of Guaranteed Income Rate.
A Participant’s Guaranteed Income Rate shall initially be determined on the Participant’s Lock-In Date. The Guaranteed Income Rates currently in effect are set forth in the Guaranteed Income Rate Table in Appendix B. If the Participant elects single coverage, the Participant’s Guaranteed Income Rate shall equal the applicable percentage associated with: (i) the Participant’s age on the Lock-In Date, and (ii) the Participant’s election of single coverage. If the Participant elects joint coverage, the Participant’s Guaranteed Income Rate shall equal the applicable percentage associated with: (i) the age of the younger of the Participant or the Participant’s spouse on the Lock-In Date, and (ii) the election of joint coverage. Changes in the Guaranteed Income Rate Table pursuant to Section 5.5. and Contributions after the Lock-In Date pursuant to Section 2.4 shall cause a blended Guaranteed Income Rate pursuant to Section 5.6.
5.5. Changes in Guaranteed Income Rate Table.
TFLIC reserves the right to change the Guaranteed Income Rate table set forth on Appendix B at any time upon at least 30 days’ prior written notice. Any change to the Guaranteed Income Rate table applies to future Contributions to the Contract. In the event a Participant has made Contributions before and after changes have been made to the Guaranteed Income Rate table, TFLIC shall establish a blended Guaranteed Income Rate at the Lock-In Date pursuant to Section 5.6 below.
5.6. Blended Guaranteed Income Rate.
A Participant shall receive a blended Guaranteed Income Rate if (i) a Participant makes an Incremental Contribution to SPL after a change in the Guaranteed Income Rate Table pursuant to

Section 5.5, and/or (ii) a Participant makes an Incremental Contribution to SPL after the Lock-In Date at an age that would qualify the Participant to receive a different Guaranteed Income Rate. The blended Guaranteed Income Rate shall equal (i) the sum of (A) all Incremental Contributions (prior to giving effect to the new Incremental Contribution) multiplied by the first Guaranteed Income Rate, plus (B) the additional Incremental Contribution multiplied by the Guaranteed Income Rate applicable based on the current Guaranteed Income Rate table and the Participant’s age at the time of the Incremental Contribution; (ii) divided by the sum of all Incremental Contributions.
5.7. Calculation of Income Base.
Upon making a Rollover Contribution to the SPL, the Participant’s Income Base is equal to the Participant’s Plan Income Base. Thereafter, the Income Base is (i) increased by the value of each subsequent Participant Contribution, and (ii) increased to the Account Value at the Annual Step-Up if the Account Value is greater than the Income Base as of the Business Day of the Annual Step-Up. The Participant’s Income Base is reduced by the amount of the Income Base Adjustment as a result of each Excess Withdrawal. The Income Base Adjustment equals the greater of (a) the amount of the Excess Withdrawal, or (b) the amount of the Excess Withdrawal multiplied by the ratio of the Income Base (prior to the Excess Withdrawal) over the Account Value (before the Participant’s Account Value is reduced by the amount of the Excess Withdrawal). Transactions effecting a change in a Participant’s Income Base will be reflected in the Income Base calculation generally within 48 hours. Participants that make Contributions within 48 hours of a scheduled withdrawal of the Guaranteed Income Amount will not see any applicable increase in the Guaranteed Income Amount reflected until the next scheduled Guaranteed Income Amount withdrawal.
5.8. Election of Lock-In Date.
If a Participant had elected a Lock-In Date prior to making a Rollover Contribution to this Contract, such election shall continue in full force and effect under the terms of this Contract. If a Participant is seeking to elect a Lock-In Date and start withdrawals of the Guaranteed Income Amount after making a Rollover Contribution, a Participant must (i) attain age 55 (and a spouse must attain age 50 for the Participant to elect a Lock-In Date under joint coverage); and (ii) be eligible to receive a Guaranteed Income Amount equal to at least $250. At the Lock-In Date, the Participant must: (i) establish joint or single life coverage; and (ii) establish the automated payment schedule for withdrawals of the Guaranteed Income Amount. The Participant will give TFLIC written notice whenever he or she elects to establish a Lock-In Date pursuant to the applicable election form provided by TFLIC.
5.9. Joint Coverage.
If a Participant had elected a Lock-In Date prior to making a Rollover Contribution to this Contract, the Participant’s election of joint or single life coverage shall continue in full force and effect under the terms of this Contract. If a Participant is seeking to elect a Lock-In Date after making a Rollover Contribution, a Participant may elect joint coverage provided that he or she has attained the minimum age of 55 years old, and the Participant’s spouse is at least 50 years old, on the Lock-In Date. There is no additional charge for joint coverage, but: (i) a lower Guaranteed Income Rate will apply if a Participant elects joint coverage, and (ii) the Guaranteed Income Rate will be based on the age of the younger of the Participant or the Participant’s spouse. Under joint coverage, the Participant’s spouse may continue to receive withdrawals of the Guaranteed Income Amount for the life of the spouse pursuant to Section 11.3. Joint coverage can only apply to the person a Participant is legally married to on the Lock-In Date. TFLIC may require proof of marriage and the spouse’s birth certificate in order to establish joint coverage. The election to establish joint coverage and the designation of the spouse that is the beneficiary of the joint coverage is irrevocable after the Lock-In Date. A Participant may not add or remove joint coverage after the Lock-In Date, including a Lock-In Date established prior to making a Rollover Contribution to this Contract.

Article 6. WITHDRAWALS AND TRANSFERS
6.1. Participant Withdrawals
A Participant shall have the right to direct TFLIC by written notice, in a form and method acceptable to us, that all or a portion of his or her Account Value be withdrawn and paid to him/her, or to a successor funding agent on behalf of the Participant. Such payment shall be made in cash within seven days after receipt of such notice except that such payment may be deferred to the extent as may be permitted under applicable federal or state laws, rules and regulations. In determining the value of the Units to be withdrawn as provided above, the date used will be the Business Day specified by the Participant with respect to such withdrawal but in no event earlier than the Business Day on which the Participant’s request is received by TFLIC. A withdrawal shall be an Excess Withdrawal that reduces the Participant’s Income Base pursuant to Section 5.7 if: (i) the withdrawal is made prior to the Lock-In Date; or (ii) the withdrawal is made after the Lock-In Date and is in excess of the Guaranteed Income Amount for the Annual Period, subject to the exception provided in Section 6.2.
6.2. Required Minimum Distributions.
If a Participant elects the automatic required minimum distribution withdrawal feature at the Lock-In Date or thereafter, TFLIC shall determine the amount the Participant would need to take as a withdrawal to comply with the requirements of Section 401(a)(9) for the applicable calendar year (“RMD Amount”) with respect to the Participant’s Account. TFLIC shall then make a distribution to the Participant such that the total of such distribution and the Guaranteed Income Amount payments equal the applicable RMD Amount. Such an additional distribution made pursuant to this Section 6.2 shall not constitute an Excess Withdrawal by the Participant for purposes of this Contract.
6.3. Other Withdrawals
TFLIC may make withdrawals from the Participant’s Account for charges for services described in Sections 3.5 and 3.6.

Article 7. ADMINISTRATION
7.1. Administration of Contract
All services relevant to the administration of the Contract will be provided by TFLIC and will include the receipt of Contributions, the providing of benefits and the maintenance of the Participant Accounts and any other records required by law.
A Participant’s Account will be established and maintained by TFLIC for each Participant with respect to funds held on his or her behalf in the SPL.
7.2. Information to be provided to TFLIC
TFLIC is entitled to rely conclusively upon all information furnished by the Contractholder and/or Participant and will be fully protected in acting in accordance with any written instruction or other communication believed to be genuine.
7.3. Participant Statements and Reports
No less frequently than each calendar quarter, each Participant will receive a statement or report which indicates the total amount of Contributions to and distributions from his or her Participant’s Account during such period, the total amount available in the SPL at the end of such period, the amount of Income Base and, if applicable, the Guaranteed Income Amount.
7.4. Certificates
TFLIC will issue certificates to Participants under the IRA Contract. Such certificates will outline the terms of coverage and applicable IRA provisions.

Article 8. ANNUITIES
8.1. Forms of Annuity
The forms of annuity shall be those made available by TFLIC. These forms shall include, but need not be restricted to (1) life annuity with a period certain of 5 or 10 years, (2) life annuity with no period certain, (3) a contingent annuity.
TFLIC shall issue to each Participant for whom an annuity benefit has been purchased under this Contract a non-transferable annuity certificate stating the amounts and terms of payment of such benefits.
8.2. Fixed Annuity Benefit
A Participant may elect to withdraw all or a portion of the value of the Participant’s Account and apply such amount to the purchase of a fixed annuity benefit. The value of the Participant Account Value which is to be used to purchase a fixed annuity benefit shall be withdrawn from the applicable Variable Investment Option as of the Business Day coincident with or next following receipt by TFLIC of written notice. As of the Participant’s Annuity Purchase Date, the amount withdrawn shall be reduced by any premium taxes, if applicable, and the remainder applied to purchase a fixed annuity benefit. The amount of the annuity benefit will be determined by (1) the amount applied to purchase the annuity, (2) the form of annuity elected, and (3) the non-participating single premium immediate group annuity purchase rates in effect on the Annuity Purchase Date. However, subject to the provisions of Section 12.1, in no event will such annuity purchase rates declared by TFLIC result in an annuity benefit that is less than (i) for the first five Contract Years, an annuity benefit determined in accordance with the Annuity Purchase Rate Table in Appendix C of this Contract, or (ii) the non-participating single premium immediate group annuity purchase rates in effect on the Annuity Purchase Date for contracts in the same class of contracts as this Contract, whichever provides a higher annuity benefit.
8.3. Restrictions on Election of Annuity Options
An annuity benefit may not be elected if it would provide an annuity benefit of less than $20 per month.
8.4. Maturity Date
Upon the Maturity Date, a Participant’s Certificate will automatically mature, and a Participant shall automatically be converted to a Life Annuity (for single life coverage) or a Contingent Annuity (for joint coverage) providing annual income equal to the Guaranteed Income Amount on the Maturity Date.

Article 9. DEATH BENEFITS
9.1. Payment of Participant Account
If a Participant dies prior to the commencement of benefits and while a Participant Account is still being maintained for him or her under this Contract, the Participant’s Account Value shall be distributed to the Participant’s beneficiary in a single sum or periodic cash distributions, or applied to purchase an annuity, as elected by the beneficiary in writing subject to the provisions of this Contract. In addition, a surviving spouse that is the beneficiary of a Participant that elected joint coverage with respect to that spouse shall be eligible to continue investing in the SPL.

Article 10. SUSPENSION AND TERMINATION
10.1	Suspension of Contract by Contractholder.
The Contractholder may suspend this Contract by giving TFLIC 90 days’ written notice.
10.2	Suspension of Contract by TFLIC.
TFLIC may suspend this Contract by giving the Contractholder written notice if TFLIC determines it can no longer continue to accept Contributions under the Contract because of a change in the applicable IRA regulations.
10.3. Effect of Contract Suspension
If this Contract is suspended, such suspension shall be considered irrevocable, and the Contract shall continue in suspension, unless the Contract is restored to full force and effect by written agreement between the Contractholder and TFLIC.
As of the date of suspension, (1) no further Contributions may be made to the Contract, and (2) any expenses which may apply under this Contract shall continue to be withdrawn. Acceptance of any Contributions during the suspension period shall in no way obligate TFLIC to accept additional Contributions.
10.4 Termination of Contract
Upon depletion of all assets under the Contract, this Contract shall terminate and TFLIC shall be relieved of all further liability hereunder, provided that TFLIC will continue to be responsible for (i) payments with respect to any annuity benefits purchased under this Contract; and (ii) payments of the Guaranteed Income Amount to Participants where the Participant’s Account Value has reduced to zero.

Article 11. BENEFICIARY PROVISIONS AND JOINT COVERAGE
11.1. Designation and Change of Beneficiary
A Participant may designate a beneficiary to receive any payment of a death benefit due upon the death of such Participant and may subsequently change the beneficiary designation. Such designation or change will take effect upon receipt by TFLIC of written notice in a form and method acceptable to us, of the designation or change. If a Participant elects joint coverage on the Lock-In Date pursuant to Section 5.9, the Participant’s spouse must be named as the Beneficiary of the Account as of the Lock-In Date.
11.2. Payment of Death Benefit to Beneficiary
Before making payment of a death benefit to a beneficiary, TFLIC shall require proof of the death of the Participant who designated such beneficiary. Payment of a death benefit to a beneficiary as provided in this Contract shall be made in accordance with the beneficiary designation in effect at the time of the Participant’s death.
11.3. Payment of Guaranteed Income Amount to Spouse after Participant’s Death
If joint coverage was elected by the Participant at the Lock-In Date, the Participant’s spouse may continue to receive withdrawals of the Guaranteed Income Amount for the life of the spouse in lieu of taking payment of the Account Value as a lump-sum. The Guaranteed Income Amount shall not be available to the Participant’s spouse after the Participant’s death if, on the date of the Participant’s death: (i) the spouse elected on the Lock-In Date has died; (ii) the Participant and spouse elected on the Lock-In Date are no longer legally married; or (iii) the spouse elected on the Lock-In Date is no longer the Participant’s beneficiary.
11.4 Absence of Beneficiary Designation
If no beneficiary designation is in effect at the time of the Participant’s death, TFLIC may, at its option, make payment to the Participant’s estate.

Article 12. MODIFICATION OF CONTRACT
12.1. Changes to Annuity Purchase Rate Table
TFLIC reserves the right at any time to change the Annuity Purchase Rate Table and related rates of interest if any changes in the tax laws are determined in TFLIC’s discretion to increase the tax payable on earnings attributable to reserves for this Contract or on gain attributable to this Contract. TFLIC shall provide written notice to the Contractholder at least 30 days before any such change is to become effective. No such change shall apply to any annuity benefits purchased for Annuitants on Annuity Purchase Dates prior to the effective date of change.
12.2. Changes in Operation of Separate Account
Subject to compliance with applicable laws and, when required by law, approval of the Contractholder and/or Participants and any appropriate regulatory authority, TFLIC reserves the right to make the following changes:
(1)	To operate the Variable Investment Options in any form permitted under the 1940 Act or in any other form permitted by law;
(2)	To take any action necessary to comply with or obtain and continue any exemptions from the 1940 Act;
(3)	To transfer any assets invested in a Variable Investment Option to another Variable Investment Option or to one or more separate accounts, or to add, combine or remove Variable Investment Options;
(4)	To substitute, for the interests of the Underlying Funds held by any of the Variable Investment Options, interests in another investment company or any other investment permitted by law; and
(5)	To make any necessary technical changes in the Contract in order to conform with any of the above described actions or as may be required or permitted by applicable laws affecting, the SPL and/or the Contract.

Article 13. GENERAL PROVISIONS
13.1. Contract
This Contract has been issued in consideration of and in reliance on the Contractholder’s application and all representations made therein. This Contract, attached Appendices, attached Addendums and the attached copy of the Contractholder’s application constitute the entire Contract between TFLIC and the Contractholder.
The purpose of this Contract is to provide benefits to the Participants under the terms of the applicable IRA. Subject to the rights of TFLIC and the Contractholder, no funds under this Contract will ever be used for, or diverted to, purposes other than the exclusive benefit of the Participants.
All statements made by the Contractholder or by Participants shall be deemed representations and not warranties.
Only the President, the Secretary or a Vice President of TFLIC has the authority to modify, enlarge or vary this Contract, or to waive any requirement or provision thereof.
13.2. Amendment of Contract
This Contract may be amended by TFLIC as provided by its terms or by agreement between TFLIC and the Contractholder.
No amendment of the terms of this Contract shall be effective unless agreed to by TFLIC in writing signed by the President, the Secretary or a Vice President of TFLIC and, unless otherwise provided for by the terms of this Contract, agreed to in writing by the Contractholder. In any event, however, TFLIC reserves the right to amend this Contract to conform its provisions to applicable Federal and State law, subject to regulatory approval.
No Participant or other person has any right of approval of any action amending or suspending this Contract. No amendment of this Contract shall affect annuity benefits purchased under this Contract prior to the effective date of such amendment.
13.3. Agents of TFLIC
TFLIC may, to the extent permitted by law, engage or employ any suitable agents or advisers, and pay their reasonable expenses and compensation, as it may determine is necessary or desirable for the expeditious and effective performance of its duties under this Contract.
13.4. Meaning of “Receipt by TFLIC”
Any provision in this Contract requiring “receipt by TFLIC” or “received by TFLIC”, or “direct TFLIC by written notice” (or any other comparable language) shall mean that such payments or notice must be received by the servicing agent for TFLIC unless a different agent is designated in a written notice to the Contractholder.

13.5.	No longer offering SPL
TFLIC reserves the unilateral right, by giving the Contractholder 90 days advance written notice, not to accept any contributions or transfers into the SPL for the purpose of no longer offering the SPL.
13.6. Contract Assignability
This Contract and its rights may not be transferred or assigned without TFLIC’s prior written consent.
13.7. Assignment of Benefits
The benefits of or arising out of this Contract may not be assigned, transferred or subjected to surrender or anticipation, or used to satisfy the debts of any person, except as may otherwise be provided in this Contract or by law.
13.8. Enforceability
If any provision of this Contract is held invalid or unenforceable, the remaining provisions of this Contract shall not be affected, and this Contract shall be construed and enforced as if the invalid provision had not been included under the Contract.
13.9. Voting Rights
To the extent required by law, TFLIC shall vote all shares held in Underlying Funds at regular and special shareholder meetings in accordance with the instructions received from the Contractholder or from Participants, as required by applicable law.
13.10. Transferability
This Contract is non-transferable.
13.11. Misstatement of Age
If TFLIC determines that the age or any other fact affecting the coverage or the payment or amount of benefit has at any time been misstated with respect to any Participant, or if applicable, the Participant’s spouse, the benefit payable by TFLIC at any time shall be such as the amount used to purchase the benefit would provide on the basis of the correct facts.
Any overpayments made by TFLIC by reason of any misstatement shall be charged against, and any underpayment resulting therefrom shall be added to, any benefit payments made or to be made with respect to the Participant involved.

Appendix A
VARIABLE INVESTMENT OPTIONS

Birth Year of
Participant	Variable Investment Option	Underlying Target Date Fund
1942 or earlier	SecurePath for Life Retirement Income*	Vanguard Target Retirement Income Fund
1943-1947	SecurePath for Life 2010	Vanguard Target Retirement 2010 Fund
1948-1952	SecurePath for Life 2015	Vanguard Target Retirement 2015 Fund
1953-1957	SecurePath for Life 2020	Vanguard Target Retirement 2020 Fund
1958-1962	SecurePath for Life 2025	Vanguard Target Retirement 2025 Fund
1963-1967	SecurePath for Life 2030	Vanguard Target Retirement 2030 Fund
1968-1972	SecurePath for Life 2035	Vanguard Target Retirement 2035 Fund
1973-1977	SecurePath for Life 2040	Vanguard Target Retirement 2040 Fund
1978-1982	SecurePath for Life 2045	Vanguard Target Retirement 2045 Fund
1983-1987	SecurePath for Life 2050	Vanguard Target Retirement 2050 Fund
*	SecurePath Money Market	Transamerica Money Market VP

*	TFLIC reserves the right to (i) assign Participants to the SecurePath Money Market option on a temporary basis pending receipt of authorized instructions; and (ii) assign Participants to the SecurePath Retirement Income option in the event that a Target Date Fund combines with the Vanguard Target Retirement Income Fund after the Target Date Fund has reached its target date.
This Appendix may be amended from time to time pursuant to the provisions of Section 4.2. of the Contract.

Appendix B
Guaranteed Income Rate Table

Age at Lock-In Date	Single		Joint
Less than 50	0.00	% *	0.00	% *
50-54	0.00	% *	3.00	% *
55	3.50%		3.00%
56	3.60%		3.10%
57	3.70%		3.20%
58	3.80%		3.30%
59	3.90%		3.40%
60	4.00%		3.50%
61	4.10%		3.60%
62	4.20%		3.70%
63	4.30%		3.80%
64	4.40%		3.90%
65	4.50%		4.00%
66	4.60%		4.10%
67	4.70%		4.20%
68	4.80%		4.30%
69	4.90%		4.40%
70	5.00%		4.50%
71	5.10%		4.60%
72	5.20%		4.70%
73	5.30%		4.80%
74	5.40%		4.90%
75+	5.50%		5.00%

*	A Participant must attain age 55 to elect a Lock-In-Date, and a spouse must attain age 50 for a Participant to elect a Lock-In-Date under joint coverage.
This Appendix may be amended from time to time pursuant to the provisions of Section 5.5.

Appendix C
ANNUITY PURCHASE RATE TABLE
Maximum Amount Required per $10 a month Immediate Life Annuity with 10 Years Certain — First Monthly Payment Due on Date Annuity is Purchased.

Purchase Rate for annuities
purchased during the 1st through
Age*	5th Contract Years
55	$3559
56	3472
57	3390
58	3300
59	3215
60	3135
61	3049
62	2959
63	2874
64	2786
65	2703
66	2618
67	2538
68	2451
69	2375
70	2294
71	2217
72	2141
73	2066
74	1996
75	1927

*	A Participant’s age will be his or her age at nearest birthday on the Annuity Purchase Date.
This Table is subject to change by TFLIC as provided in Section 12.1.
The mortality and interest assumptions underlying the annuity purchase rates shown above are as follows:

Mortality Table	Assumed Interest
2000 Annuity with projection Scale G	1.00%
Maximum purchase rates for ages not shown and for other forms of annuity will be quoted by TFLIC upon request. These maximum rates will be based on the actuarial assumptions indicated above.

APPLICATION TO TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY
SPECIMEN
Contract No. TN069390
Contractholder:       Massachusetts Fidelity Trust Company, Custodian
The Contractholder hereby applies to Transamerica Financial Life Insurance Company for the coverage provided by the above Contract.
The terms of said Contract (including any riders forming a part thereof) are hereby approved and accepted by the Contractholder.
It is agreed that this application supersedes any previous application made by the Contractholder for this coverage.

Dated at: Cedar Rapids, Iowa		Massachusetts Fidelity Trust Company, Custodian
(the Contractholder)

On:	By:
(Authorized Representative)
Non-Participating IRA Group Variable Annuity Contract
ASPLIRATFLIC